Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of SmartFinancial, Inc. (the Company) of our report dated March 17, 2025, with respect to the consolidated financial statements, included in the Company’s 2025 Annual Report on Form 10-K as of December 31, 2024, and for each of the years in the two-year period ended December 31, 2024. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ Forvis Mazars, LLP

Louisville, Kentucky
May 1, 2026